OICco Acquisition I, Inc. 8-K

Exhibit 99.1

Champion Pain Care Corp.

OICco Acquisition I, Inc. (to be renamed Champion Pain Care Corp.) will deliver a proprietary treatment protocol for chronic pain (the “Protocol”) through pain management practices it acquires in the United States.

Summary

• There is a large and growing market for pain management

• Current services are highly fragmented with approximately 1,500 private pain management clinics in the US, presenting an opportunity for value added consolidation

• Current treatments are deficient and can even be dangerous

• The Champion Protocol is a superior solution for chronic pain

• Champion has identified a large number of clinic acquisitions with some in progress

The Champion Program

To acquire profitable or expandable clinics specializing in pain management and establish a national brand for those clinics. In each clinic, the Champion Program will: add value by implementing the Protocol; establish standard operating procedures; adopt best practices drawn from all clinics; apply consistent, professional management to operations, reporting, compliance and billing procedures; add ancillary services, e.g., pharmacies, rehab and physical therapy facilities, counseling, dieticians and lab services; secure CARF accreditation to qualify for additional and more profitable billing codes.

The Opportunity

Conventional medical treatments for chronic pain involve potentially harmful prescription drugs or risky surgeries. Patients are fearful of medications and surgery while governments are enforcing rigorous compliance over prescription medications. Health care systems are financially overburdened, in some cases, to the brink of collapse. Funding agencies are seeking new approaches to the treatment and management of chronic pain. The Protocol is a new approach that has been demonstrated to address these problems.

The Protocol

Existing medical interventions mask pain with powerful pain medications, such as oxycodone. The Protocol involves accurate testing and diagnosis, irritant identification, inflammation reduction, behavioral and dietary changes, and carefully planned use of a variety of medications. After treatment with the Protocol, patients experience decreases in the use of prescription medications, measurable relief from chronic pain, and improvements in the quality of life and activity levels.

The Acquisition of the Protocol

The Protocol was acquired by issuing 31.5 million shares of OICco to Champion Care Corp. of Toronto, Canada which now owns 70% of the 45 million issued and outstanding shares of OICco. A Form 8-K has been filed with the SEC and may be viewed at: http://www.sec.gov/Archives/edgar/data/1469284/000138713113003904/0001387131-13-003904-index.htm. A Form 15c-211 was filed with the Financial Industry Regulatory Authority (FINRA) to enable a trading market to commence in our shares of common stock. Upon approval by FINRA, it is intended that the name of the Company will be changed to Champion Pain Care and applications for a ticker symbol and DTC eligibility will be filed.

Acquisition Target Summary

We have Memoranda of Understanding in place with 4 clinics and have financial information on 6 additional clinics that are potential acquisition targets. Based upon our review, this representative sample of ten clinics shows total revenues of approximately $26 million and operating profits of over $6.7 million (25.4%), before taxes, for 2012. From this sample, the total annual market for private pain management clinics is estimated to be approximately $4 billion. Total estimated acquisition price of $12 million consisting of 50% cash, 25% debt, and 25% in shares of our common stock.

Corporate Finance Engagement

On January 31, 2014, we entered into a Corporate Finance Engagement with Xnergy Financial LLC, of New York and California, to secure the financing required for us to accomplish the goals set forth above. Xnergy Financial is an international investment banking firm providing debt and equity, merger and acquisition and financial advisory services to emerging growth and middle market companies. More information on Xnergy Financial is available at http://www.xnergy.biz/.